U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 1-K

ANNUAL REPORT PURSUANT TO REGULATION A

FOR THE SEMIANNUAL PERIOD ENDED:

December 31, 2024

(Exact name of issuer as specified in its charter)

BEQUEST BONDS I, INC.

Delaware	99-1995030
(State of other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification Number)

(Address, including zip code of principal executive office)

1255 N Gulfstream Ave, Suite 101, Sarasota FL 34236

(Issuer’s telephone number, including area code)

941-957-9979

(Title of each class of securities issued pursuant to Regulation A)

Class A Bonds, Class B Bonds, Class C Bonds and Class D Bonds

 STATEMENTS REGARDING FORWARD-LOOKING INFORMATION AND FIGURES

This Annual Report on Form 1-K, or the Annual Report, of Bequest Bonds I, Inc., a Delaware corporation, contains certain forward-looking statements that are subject to various risks and uncertainties. Forward-looking statements are generally identifiable by use of forward-looking terminology such as “may,” “will,” “should,” “potential,” “intend,” “expect,” “outlook,” “seek,” “anticipate,” “estimate,” “approximately,” “believe,” “could,” “project,” “predict,” or other similar words or expressions. Forward-looking statements are based on certain assumptions, discuss future expectations, describe future plans and strategies, contain financial and operating projections or state other forward-looking information. Our ability to predict results or the actual effect of future events, actions, plans, or strategies is inherently uncertain. Although we believe that the expectations reflected in our forward-looking statements are based on reasonable assumptions, our actual results and performance could differ materially from those set forth or anticipated in our forward-looking statements. Factors that could have a material adverse effect on our forward-looking statements and upon our business, results of operations, financial condition, funds derived from operations, cash available for distribution, cash flows, liquidity and prospects include, but are not limited to, the factors referenced in our amended offering circular dated October 28, 2024, under the caption “RISK FACTORS” and which are incorporated herein by reference:

(https://www.sec.gov/Archives/edgar/data/2016678/000121390024091007/ea0218784-1aa2_bequest1.htm).

When considering forward-looking statements, you should keep in mind the risk factors and other cautionary statements in this report. Readers are cautioned not to place undue reliance on any of these forward-looking statements, which reflect our views as of the date of this report. The matters summarized below and elsewhere in this report could cause our actual results and performance to differ materially from those set forth or anticipated in forward-looking statements. Accordingly, we cannot guarantee future results or performance. Furthermore, except as required by law, we are under no duty to, and we do not intend to, update any of our forward-looking statements after the date of this report, whether as a result of new information, future events or otherwise.

Item 1. Business

Bequest Bonds I, Inc., a Delaware corporation, or the “Company,” is offering an aggregate amount of $75,000,000 in its Series A Bonds (the “Bonds”) pursuant to this offering circular. The purchase price is $1,000 per Series A Bond with a minimum purchase amount of $1,000.00.

The Bonds are be offered and sold on a continuous basis directly through the website www.bqfunds.com.

The aggregate initial offering price of the Bonds will not exceed $75,000,000 in any 12-month period, and there is no minimum number of Bonds that need to be sold as a condition of closing this Offering. This Offering is being conducted on a “best efforts” basis, which means that there is no guarantee that any minimum amount will be sold in this Offering.

The Company was formed on February 20, 2024. Our business plan is to make investments in companies that specialize in two distinct areas: Performing and Non-performing Loans; and Commercial Real Estate & Real Estate Technology.

Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following discussion of our financial condition and results of operations should be read in conjunction with our financial statements in “Item 7. Financial Statements” and the related notes thereto contained in this Annual Report on Form 1-K (“Annual Report”). The following discussion contains forward-looking statements that reflect our plans, estimates, and beliefs. Our actual results could differ materially from those discussed in the statements regarding forward-looking information and figures. Unless otherwise indicated, the latest results discussed below are as of December 31, 2024.

Results of Operations

The following Results of Operations are based on the audited financial statements as of December 31, 2024. The “Operating Period” or “2024” is from January 1, 2024, to December 31, 2024. The Company was originally qualified on October 30, 2024.

During 2024, the Company had a Net Income loss of $38,142. There was no Net Income for the year 2024 due to a lack of investments made.

The Company expects revenues to increase in 2025 because expanding relationships with investor platforms that focus on non-accredited investors and IRA platforms that cater to both non-accredited and accredited investors. This is where the Company sees the most growth potential.

Portfolio

As of the end of 2024, the only assets held by the Company consisted of prepaid expenses.

Item 3. Directors and Officers

As of December 31, 2024, the Company is managed by LMMS Management LLC. The Manager controls the management of the Company. The Manager owns 100% of the common shares of the Company and is entitled to yield extensive influence regarding the Management Team and the Board of Directors.

The Manager is wholly owned by Bequest Capital LLC, which is wholly owned by Shawn Muneio and Martin Saenz. The Management Team consists of Shawn Muneio and Martin Saenz, the owners. The Board of Directors of the Company will consist of three (3) members, as follows: Shawn Muneio, Martin Saenz, P. and James Hirchak, Jr.. The Investment Committee consists of five (5) seats, previously appointed by LMMS Management LLC. This committee will be responsible for making all final investment decisions for the capital raised by the fund. The Management Team will employ a dedicated staff of asset managers, analysts, and accountants who have field experience in the intended markets in which the Company seeks to engage.

Item 4. Security Ownership of Management and Certain Securityholders

The Manager owns 100% of the voting interests in the Company.

Item 5. Interest of Management and Others in Certain Transactions

As stated in the October 28, 2024 Offering Statement, a large portion of the proceeds of this Offering will be invested in companies that are affiliated with the Management Team and the Key Men (Shawn Muneio and Martin Saenz). As of December 31, 2024, the Company does not own any assets, however, a significant portion of the funds raised in this Offering will be invested in companies controlled and/or owned by one or all of the Key Men. While the Company’s investment into these companies will be on market-based terms available to similarly situated investors, the relationship between the Key Men, the Company, and the target companies can create a conflict of interest.

Our Management, its executive officers, and its affiliates face conflicts of interest relating to the purchase of assets and investments, and such conflicts may not be resolved in our favor, which could limit our investment opportunities, impair our ability to make interest payments and reduce the value of your investment.

We rely on our Management Team, its executive officers and its affiliates to identify suitable investment opportunities. We may be acquiring assets at the same time as other entities that are affiliated with members of our Management Team. We may also invest in companies owned and/or managed by members of the Management Team. Members of our Management Team may in the future, or concurrently, sponsor similar private and public investment opportunities that have investment objectives similar to ours. Therefore, our Management Team and its affiliates could be subject to conflicts of interest between our company and other programs. Many investment opportunities would be suitable for us as well as other programs. Our Management Team could direct attractive investment opportunities to other entities.

Item 6. Other Information

No information to disclose.

Item 7. Financial Statements

Bequest Bonds I, Inc. Balance Sheet
As of April 30, 2025

Assets
Cash and cash equivalents	$246,423
Investment in Mortgages	$269,244

Total Assets	$515,667

Liabilities & Stockholders’ Equity
Liabilities
Accounts payable and accrued expenses	-
Due to Bequest Legacy Fund I, LLC	$47,851
Coupon Interest Payable	$3,000

Total Current Liabilities	$50,851

Total Liabilities	$50,851
Common stock, 75,000 shares authorized; 532 shares issued and outstanding; $1,000 par value per share	$532,000
Retained Earnings (Accumulated Deficit)	$(67,184)
Total Stockholders’ Equity	$464,816

Item 8. Exhibits

Audit Report of Bequest Bonds I, Inc, at December 31, 2024 is attached.

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

(Exact name of issuer as specified in its charter) Bequest Bonds I, Inc.

By (Signature and Title) Shawn Muneio, CEO

Date March 17, 2025

Pursuant to the requirements of Regulation A, this report has been signed below by the following per- sons on behalf of the issuer and in the capacities and on the dates indicated.

By (Signature and Title) Shawn Muneio, CEO

Date March 17, 2025

By (Signature and Title) Martin Saenz, President

Date March 17, 2025